Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:  December 21, 2009

CONTACT:	Matt Tramel
Director, Media Relations
630-586-4896 or mtramel@inlandgroup.com

Inland American Real Estate Trust, Inc. addresses virtually all 2010 debt maturities

$684 million in 2010 proactively refinanced or retired

Oak Brook, Ill. - Inland American Real Estate Trust, Inc. announced today that it has proactively addressed virtually all of its 2010 debt maturities, having retired, refinanced or secured new lending commitments for approximately $684 million.  To date in 2009, Inland American has paid down approximately $65 million in mortgage debt; refinanced approximately $100 million in mortgage debt; has approximately $199 million of new financing under contract; and has executed $200 million in extension options, and is in the process of executing contractual extension options of $120M.  The remaining $90 million of 2010 debt maturities come due in the second half of the year and are currently being marketed.

“We are pleased to announce that we’ve addressed virtually all of our 2010 debt maturities before the start of the year,” said Lori Foust, Chief Financial Officer, Inland American Business Manager & Advisor, Inc.  “This achievement is indicative of the high quality of Inland American’s real estate assets, and the strong interest of lenders in our portfolio.  With approximately $500 million in available cash on hand, we obviously have much more liquidity than we need to retire the remaining $90 million with or without financing.”

Highlights of the new debt financing include:

•            a $100 million loan secured by a portfolio of 10 lodging properties

•            a $125 million loan secured by the IDS Center in Minneapolis, Minnesota

•            $38 million in new loans secured by 4 neighborhood shopping centers

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About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.   The company also invests in joint ventures, development projects, real estate loans and marketable securities, and selectively acquires REITs and other real estate operating companies.  As of September 30, 2009, Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 946 properties, representing approximately 43 million square feet of retail, industrial and office properties, 8,544 multi-family units and 15,125 lodging rooms.  Inland American is one of five REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information regarding Inland American, please refer to the company website at www.inland-american.com.